UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:
(Date of earliest event reported)

April 23, 2021
____________________________

GT Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other Jurisdiction of Incorporation)

1-40023 (Commission File Number)		94-1620407 (IRS Employer Identification No.)
9350 Wilshire Blvd., Suite 203 Beverly Hills, CA 90212 (Address of Principal Executive Offices and zip code)

(800) 304-9888
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each Exchange on which registered
Common stock, $0.001 par value	GTBP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01.
Other Events.

On April 23, 2021, Dr. Gregory Berk resigned as a member of the Registrant’s Board of Directors (the “Board”).

On April 23, 2021, the Compensation Committee of the Board (the “Compensation Committee”) approved an amendment and restatement of the Registrant’s Employment Agreement with Anthony Cataldo, the Registrant’s Chief Executive Officer, increasing his annual base salary to $500,000, setting his target bonus at 50% of his annual base salary, and extending the term of his agreement to four years. Upon the termination of Mr. Cataldo’s employment for any reason, Mr. Cataldo will receive his accrued but unpaid salary and vacation pay through the date of termination and any other benefits accrued to him under any benefit plans outstanding at such time, and the reimbursement of documented, unreimbursed expenses incurred prior to such date. Upon the Registrant’s termination of Mr. Cataldo employment without cause (as defined in the his Amended and Restated Employment Agreement) or upon Mr. Cataldo’s termination of his employment for good reason (as defined in his Amended and Restated Employment Agreement) prior to the end of the term of his Amended and Restated Employment Agreement, Mr. Cataldo shall also receive (i) a lump sum payment equal to the greater of the amount of his annual base salary (at the then-current rate) that he would have earned through the end of the term of the agreement, and 50% of his annual base salary, plus (ii) a lump sum payment equal to the greater of the bonus paid or payable to Mr. Cataldo for the immediately preceding year, and the target bonus under the Registrant’s performance bonus plan, if any, in effect during the immediately preceding year, plus (iii) monthly reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Registrant for a period of the earlier of (a) one year and (b) the time Mr. Cataldo begins alternative employment wherein said insurance coverage is available and offered to Mr. Cataldo. All payments to Mr. Cataldo under his Amended and Restated Employment Agreement are subject to withholding of applicable taxes. Mr. Cataldo will also be designated for election to the Board during the term of his Amended and Restated Employment Agreement.

On April 23, 2021, the Compensation Committee also approved an amendment and restatement of the Registrant’s Employment Agreement with Michael Handelman, the Registrant’s Chief Financial Officer, increasing his annual base salary to $375,000, setting his target bonus at 40% of his annual base salary and extending the term of his agreement to four years. Mr. Handelman entered into an Amended and Restated Employment Agreement with the Registrant memorializing the foregoing amendments, on terms substantially similar to those set forth in Mr. Cataldo’s Amended and Restated Employment Agreement, other than the obligation to designate Mr. Handelman for election to the Board.

On April 23, 2021, the Compensation Committee also approved the Registrant’s entry into an Employment Agreement with Dr. Gregory Berk pursuant to which Dr. Berk will serve as the Registrant’s Chief Medical Officer for a term of four years. Dr. Berk will receive an annual base salary of $425,000 and is eligible to participate in the Registrant’s performance bonus plan or as otherwise determined by the Compensation Committee, with a target annual bonus of 40% of his annual base salary. Concurrent with his employment the Registrant granted Dr. Berk 208,543 shares of the Registrant’s common stock, vesting 25% on each of the first four annual anniversaries of the date of grant, subject to Dr. Berk’s continued service on each such vesting date, provided, that in the event of a change of control transaction, such shares shall immediately accelerate and vest. Such share award is contingent upon shareholder approval. The terms of Dr. Berk’s Employment Agreement are otherwise substantially similar to those set forth in Mr. Cataldo’s Amended and Restated Employment Agreement, other than the obligation to designate Dr. Berk for election to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT BIOPHARMA, INC.

Date: April 29, 2021	By:	/s/ Michael Handelman
Michael Handelman
Chief Financial Officer